Exhibit 10.7

SALES AGENT AGREEMENT

THIS SALES AGENT AGREEMENT (“Agreement”), is made by and between, ALTUS MEDICAL, INC., a Delaware corporation with offices located at 821 Cowan Road, Burlingame, CA, 94010 (“Altus”), and PSS World Medical, Inc., a Florida corporation, with offices located at 4345 Southpoint Boulevard, Jacksonville, Florida 32216 (hereinafter “PSS”) effective this 14th day of February, 2003 (the “Effective Date”).

Recitals

A. Altus is engaged in the development, manufacturing and marketing of aesthetic laser systems and related services.

B. PSS is experienced with the promotion, distribution and sale of medical equipment and related supplies and services.

C. The parties desire that PSS act as a sales agent for products manufactured by Altus pursuant to the terms and conditions of this agreement (the “Agreement”).

Agreement

In consideration of the matters stated in the Recitals hereto and the mutual covenants contained in this Agreement the parties agree as follows:

1.0 DEFINITIONS. When used in this Agreement, each of the following terms shall have the definition set out below:

1.1 Agreement means this Agreement, together with all Exhibits which are attached hereto or incorporated by reference herein, and which are an integral part hereof.

1.2 Commission Schedule means the commission schedule attached hereto as Exhibit A.

1.3 PSS Territory means only the United States.

1.4 Products means Altus’ CoolGlide CV-, CoolGlide Excel-, and CoolGlide Vantage laser systems. In the event Altus manufacturers, markets or sells new or different products other than the foregoing Products, the parties agree that they will first discuss the possibility of PSS becoming a sales agent for such products prior to Altus approaching, soliciting or discussing with any other third party a possible sales agency relationship for the sale of such products to Physicians in the PSS Territory. Notwithstanding any other term in this Agreement, Altus may from time to time discontinue the manufacture and/or sale of any or all Products, and/or change its pricing, service policies, warranties, credit requirements, product designs, and terms of sale without any obligation or liability to PSS; provided, that Altus will not, without PSS’ consent, sell a Product outside the range as provided in Altus’ then-current pricing matrix.

2.0 APPOINTMENT.

2.1 Sales Agent. Subject to the terms and conditions of this Agreement, Altus hereby appoints PSS as its authorized U.S. sales agent with exclusive rights solely to promote and solicit orders for sales of the Products to licensed physicians (“Physicians”) for delivery and use within the PSS Territory. Notwithstanding the foregoing (but subject to Altus’ obligations to pay PSS for commissions earned hereunder), Altus shall have the right, without any compensation owing to PSS, to market and sell Products in the PSS Territory through its employees and third-party leasing companies, however, Altus will not, during this Agreement, authorize any third-party sales agent to market or sell the Product(s) to Physicians in the PSS Territory.

2.2 Competitive Products. During the Term of this Agreement, PSS shall not engage, either directly or indirectly, in the manufacture, marketing, promotion or sale of products that are similar to or competitive with the Products covered by this Agreement, unless Altus and PSS agree in advance in writing. Notwithstanding the foregoing, PSS shall have the right to sell its remaining inventory of the Candela V Beam lasers.

2.3 Nature of Relationship. In entering into this Agreement. PSS does so as an independent contractor and not as a franchisee, partner or joint venturer. PSS does not have any right or authority, nor shall PSS hold itself out as having any right or authority, to assume, create or enter into any contract or obligation, either express or implied, on behalf of, in the name of, or binding upon, Altus. PSS will make no representations or warranties, or incur any liabilities, for which Altus may be obligated, without first having obtained Altus’ written consent.

2.4 Orders. PSS will not accept orders in Altus’ name, or make quotations of price or other terms, without Altus’ prior written approval. Altus will have the sole right, without any liability or obligation to PSS, to: provide sales quotes; establish and modify pricing and all other terms and conditions of sales; reject any orders and/or offers; disapprove the credit of any customers; accept or reject the return of its Products from any customers; and, make allowances and/or give any credits, discounts or adjustments it deems appropriate to any customers. PSS will forward promptly to Altus all monies or remittances in any form which PSS may receive by customers. Invoices will be sent by Altus directly to the customer.

3.0 SALES PROCEDURE

3.1 The parties agree to meet, discuss and cooperate in good faith in order to agree on and implement mutually beneficial policies and procedures with respect to the marketing, solicitation and sales of the Products, including without limitation those relating to the identification of leads and prospective customers (“Prospects”), marketing and solicitation activities, and closing of sales to Prospects. In this regard, the Market Manager for PSS (“Market Manager”) and the Vice President of Sales for Altus shall take the lead in such discussions toward reaching mutual agreement on such details.

3.2 Subject to the specific polices and procedures that are hereafter agreed upon by the parties in writing, the Market Manager shall submit the Prospect information to Altus via email. Altus will then determine whether the Prospect is currently being actively pursued by Altus (an “Altus Prospect”). For purposes of this Agreement, a Prospect will be considered an “Altus

Prospect” if, for example, Altus has engaged in bilateral discussions with the Prospect (as opposed to, for example, an unanswered solicitation from Altus). Altus shall provide to PSS on a regular basis a current, accurate and complete list of all Altus Prospects.

3.3 In the event the Prospect is not an Altus Prospect, an Altus Sales Representative (as defined below) shall promptly follow up with the Prospect. Altus shall use commercially reasonable efforts to consummate a sale with the Prospect within one hundred and twenty (120) days after the Prospect information is first submitted by PSS to Altus.

3.4 In the event a sale is consummated within one hundred and twenty (120) days after the Prospect information is first submitted by PSS to Altus, PSS shall be entitled to a commission on such sale pursuant to the Commission Schedule attached as Exhibit A. Commissions, which will be the sole compensation for PSS’ performance under this Agreement, shall be based on the net selling price of the Product(s), less amounts for discounts; returns; allowances and credits issued by Altus or taken by customers; purchase, sales, or other similar taxes; freight and insurance; and duties (“Net Selling Price”). Overpayments in commissions may be deducted from commissions subsequently earned. Additionally, in the event a customer, who has purchased a Product for which PSS earned a commission hereunder, purchases an upgrade from Altus of that Product under circumstances which, if that upgrade were a Product, then PSS would have earned a commission hereunder, then PSS shall earn a commission on the sale of that Product upgrade in the amounts as set forth on Exhibit A.

4.0 PSS OBLIGATIONS

4.1 PSS shall use commercially reasonable efforts to promote, market and solicit orders for the Products, and to represent the interests of Altus at all times, to Physicians in the PSS Territory. PSS will also assist in collections of customer payments by performing such reasonable tasks as reminding delinquent customers that they are late in payments.

4.2 PSS shall, at its expense, maintain a properly trained sales force of adequate size to represent and promote the sale of the Products to Physicians throughout the PSS Territory. All of PSS’s sales staff shall be employees of PSS. PSS recognizes and agrees that Altus will be working cooperatively with PSS’s sales persons, including efforts to qualify leads and conduct demonstrations.

4.3 PSS shall, for at least three years from their respective dates of creation, maintain accurate books and records of marketing and sales activities relating to Products, Prospects, Altus Prospects and PSS’ obligations under this Agreement as may be reasonably necessary to document compliance with the terms of this Agreement. Upon the reasonable request of Altus no more than once in any 12-month period, PSS shall permit Altus to inspect and audit such books and records in order to confirm PSS’ compliance with the terms of this Agreement.

5.0 ALTUS OBLIGATIONS.

5.1 Altus shall, at its expense, contribute the personnel resources of its U.S. sales force (“Altus Sales Representatives”) to help support PSS in its efforts under this Agreement.

These persons shall be properly trained, knowledgeable, experienced and qualified with respect to all Products, and shall be geographically located strategically throughout the United States.

5.2 Altus shall provide demonstrations of the Product to Prospects as needed, and will provide all installation work for Products. PSS will not provide any product demonstrations and will not perform any product installation services. Altus agrees to provide sales and promotional support and after-sale service support to all Prospects and customers referred by PSS to Altus with the same diligence, quality and timeliness as Altus provides to Altus Prospects and direct customers.

5.3 Altus will provide, at its expense, sales literature, marketing material, and appropriate competitive information (“Marketing Materials”), in such quantities as may hereafter be agreed in writing by the parties, for use by PSS in connection with its marketing, promotion and sales efforts hereunder. Altus shall immediately provide notice to PSS of any inaccuracies, mistakes or incorrect statements in any Marketing Materials, and shall promptly provide to PSS any revised, updated or new Marketing Materials in such quantities as may hereafter be agreed in writing by the parties. All Marketing Materials are, and shall remain, Altus’ property, and will be returned promptly by PSS upon Altus’ request or upon the termination of this Agreement, whichever is first to occur.

5.4 Altus will provide with respect to all new Products sold its then-current product warranty.

5.5 Altus shall include PSS as an additional insured on Altus’ product liability and commercial general liability insurance policies. A certificate of insurance for two million dollars ($2,000,000) evidencing PSS as such additional insured is available upon request.

5.6 Altus shall provide initial training to PSS sales representatives and leaders. Such training shall include lecture and hands on demonstrations on the use and application of all Products. Each party shall be responsible for its own costs and expenses, including employee and travel expenses, in connection with such training.

5.7 Altus shall, for at least three years from their respective dates of creation, maintain accurate books and records of marketing and sales activities relating to Products, Prospects, Altus Prospects and Altus’ obligations under this Agreement as may be reasonably necessary to document compliance with the terms of this Agreement. Upon the reasonable request of PSS no more than once in any 12-month period, Altus shall permit PSS to inspect and audit such books and records in order to confirm Altus’ compliance with the terms of this Agreement.

6.0 REGULATORY COMPLIANCE AND APPROVAL.

6.1 Altus shall be responsible to ensure that the design and production of the Products conform to the laws and regulations administered by the U.S. Food and Drug Administration (FDA) and to the state and federal laws and regulations of any applicable governmental authority or jurisdiction within the PSS Territory.

6.2 PSS shall be responsible for complying with all laws, regulations and rules which may be applicable to the marketing or selling of the Product in the PSS Territory. Specifically, but without limitation, PSS shall be responsible for any applications, licenses, or other submittals or approvals required by regulations or rules related to the marketing or selling of the Products in the PSS Territory and PSS shall comply with such laws, regulations or rules at its own expense.

7.0 PRODUCT WARRANTY AND LIMITATIONS.

7.1 Product Warranty. Products sold pursuant to this Agreement will come with Altus’ then-current product warranty, which will be for the customer’s benefit.

7.2 Disclaimer of Warranties. EXCEPT AS SET FORTH IN SECTION 7.1, ALTUS MAKES NO OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, AND ALTUS EXCLUDES AND DISCLAIMS ALL OTHER WARRANTIES INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. NEITHER PARTY SHALL HAVE LIABILITY FOR INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RELATING TO THIS AGREEMENT AND/OR THE SALE OR USE OF THE PRODUCTS.

7.3 Survival. The terms and conditions of this Section 7 shall survive the termination or expiration of this Agreement.

8.0 PRICE AND PAYMENT TERMS.

8.1 Price Schedule. The prices to be quoted by PSS for Products shall be provided in writing by Altus to PSS. Altus shall promptly notify PSS in writing of any price changes. PSS will not quote any prices outside the range of Altus’ pricing matrix without Altus’ prior written consent, which must be given in each instance.

8.2 All commissions earned by PSS hereunder shall be paid to PSS no later than the 30th day of the month following the month in which the commission was earned. The commission shall be earned, during this Agreement or within 120 days thereafter, at the time Altus submits an invoice to the customer for the underlying Product(s) or Product upgrade(s). Notwithstanding the foregoing, if a customer has not made full payment to Altus within 90 days from an invoice’s date, then Altus will have the right to offset the corresponding portion of the commission that had been paid to PSS. If that customer ultimately brings its balance current, Altus will then re-issue the commission that it had earlier offset. Altus shall pay interest to PSS at the lower of (a) eighteen percent (18%) per annum or (b) the highest amount permitted by law on all amounts not paid to PSS within thirty (30) days of their due date. With each payment to PSS, and no less than monthly, Altus shall submit a detailed report identifying all sales of Products during the prior period for which payment of commission is being made.

9.0 CONFIDENTIALITY.

9.1 Return of Confidential Information. Each party shall return to the other all Confidential Information (as defined below) received from that other party, along with all copies, immediately upon the termination of this Agreement.

9.2 Remedies. Each party shall be liable to the other for damages caused by any breach of this Section 9 or by any unauthorized disclosure or use of the other’s Confidential Information by such party or third parties to whom unauthorized disclosure was made. In addition to any other rights or remedies which may be available to it, each party shall be entitled to seek appropriate injunctive relief or specific performance to prevent unauthorized use or disclosure of Confidential Information. Each party acknowledges and agrees that the unauthorized use or disclosure of the other party’s Confidential Information will cause irreparable injury to the other party and that money damages will not provide adequate remedy to the other party.

9.3 Confidential Information. The business and technical information developed or acquired by, or entrusted by a third party to, each party (“Confidential Information”) are the exclusive property of such party, are among such party’s most valuable assets, and their value to that party may be lost by their unauthorized use or disclosure to persons or entities not related to such party. Confidential Information includes, among other things, all lists of customers, all Product designs and manufacturing processes, Product pricing and pricing strategies, business plans, and all related trade secrets. Neither party shall, directly or indirectly, use the other party’s Confidential Information received hereunder (other than directly in connection with its obligations hereunder) or disclose or disseminate it to any party or entity during the Term of this Agreement or at any time during the three (3) year period after the expiration of this Agreement, regardless of the reason for such expiration, without the express written consent of the other party. This obligation of confidentiality shall not apply to any Confidential Information which (i) was known to the receiving party at the time of receipt without any misconduct on the receiving party’s part; (ii) was in the public domain at the time of receipt; (iii) becomes public through no wrongful act of the party obligated to keep it confidential; (iv) is received by the receiving party from a third party who did not thereby violate any confidentiality obligations to the disclosing party; or (v) is required by applicable law to be divulged

9.4 Sections 9.1, 9.2 and 9.3 of this Section shall survive the termination or expiration of this Agreement.

9.5 The parties agree that their September 19, 2002 Confidentiality Agreement is hereby terminated by mutual consent.

10.0 REPRESENTATIONS AND WARRANTIES.

10.1 PSS, represents, warrants and/or covenants to Altus that:

(a) PSS is and will continue to be a duly formed and validly existing entity in good standing under the laws of the state of its organization

(b) PSS has full right, power and authority, corporate and/or otherwise, to execute and deliver this Agreement and to otherwise consummate the transactions contemplated by this Agreement.

(c) The execution, delivery and performance by PSS under this Agreement, and the transactions and actions contemplated hereunder, have been duly authorized by all necessary action by PSS. This Agreement, when duly executed and delivered, constitutes a valid, legal and binding obligation of PSS enforceable in accordance with its terms.

(d) The execution, consummation of the transactions contemplated by, and/or compliance with the terms and provisions of this Agreement, will not conflict with, result in a breach of, or constitute a default under any of the terms, conditions or provisions of PSS’s constituent documents or any agreement, lease, indenture, mortgage, deed of trust, land contract, license or other instrument to which PSS is a party or by which PSS may be bound or affected or to which PSS is subject, or any law, regulation, order, writ, injunction or decree of any court or agency or regulatory body.

10.2 Altus, represents, warrants and/or covenants to PSS that:

(a) Altus is and will continue to be a duly formed and validly existing entity in good standing under the laws of the state of its organization

(b) Altus has full right, power and authority, corporate and/or otherwise, to execute and deliver this Agreement and to otherwise consummate the transactions contemplated by this Agreement.

(c) The execution, delivery and performance by Altus under this Agreement, and the transactions and actions contemplated hereunder, have been duly authorized by all necessary action by Altus. This Agreement, when duly executed and delivered, constitutes a valid, legal and binding obligation of Altus enforceable in accordance with its terms.

(d) The execution, consummation of the transactions contemplated by, and/or compliance with the terms and provisions of this Agreement, will not conflict with, result in a breach of, or constitute a default under any of the terms, conditions or provisions of Altus’ constituent documents or any agreement, lease, indenture, mortgage, deed of trust, land contract, license or other instrument to which Altus is a party or by which Altus may be bound or affected or to which Altus is subject, or any law, regulation, order, writ, injunction or decree of any court or agency or regulatory body.

11.0 INDEMNIFICATION.

11.1 PSS shall and does hereby agree to indemnify and hold harmless Altus and its affiliates from and against any and all liability, loss, cost, claim, injury, damage, demand or expense (including, without limitation, reasonable attorneys’ fees) of any kind whatsoever arising out of, on account of, or in connection with (a) any instruction, specification or labeling supplied by PSS regarding the Product, unless Altus has concurred in writing with such instruction, specification or labeling; (b) any use of the Product in a manner described by PSS, unless Altus has prescribed such use in written materials; (c) any marketing, sale, installation, servicing or repair of the Product by PSS not in accordance with Altus’ written consent and procedures; (d) any breach by PSS of this Agreement; or (e) PSS’ negligence or willful misconduct. This Indemnity shall survive the termination or expiration of this Agreement.

11.2 Altus Indemnification.

(a) Altus agrees to indemnify and hold harmless PSS and its affiliates from and against any loss, liability, claim, or damage (including reasonable attorneys fees) sustained by it or them as a result of any (i) breach by Altus of this Agreement or (ii) claim that the Product(s) infringe any patent, copyright, trade secret, or other intellectual property right of any third party; provided, that PSS notifies Altus immediately of any such claim, cooperates with Altus in the defense thereof, and allows Altus, at Altus’ option, to fully control the defense thereof with Altus’ own counsel. If such a claim arises, or in Altus’ judgment is likely to arise, PSS agrees to allow Altus, at Altus’ option and expense, to procure the right for PSS and all customers to continue to exercise their rights in the Product(s) or to replace or modify them in an equivalent manner (i.e., without adversely affecting the functionality or compatibility of the Products) so they become non-infringing, and any such actions will not be deemed to be a breach of this Agreement. If neither of the foregoing alternatives is available on terms that are commercially reasonable in Altus’ reasonable judgment, PSS, upon written request by Altus or the customers, shall cease all infringing activity relating to the Products, and neither party will be deemed to be in breach of this Agreement. The foregoing remedial actions, however, shall not relieve Altus of its indemnity obligations with respect to any loss, liability, or damage that has or may be incurred with respect to existing Product(s) prior to the cessation of the infringement. Altus shall have no obligation under this Section 11.2 with respect to any claim of infringement based upon PSS’s or any customer’s modification of the Product(s) or their combination, operation, or use with programs or equipment, but only insofar as such infringement would otherwise have been avoided bur for such modification, combination, operation or use. THE FOREGOING IS ALTUS’ SOLE LIABILITY RELATING TO ANY CLAIMS OF INFRINGEMENT OF ANY THIRD PARTY INTELLECTUAL PROPERTY RIGHTS. ALTUS EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, RELATING TO CLAIMS THAT ITS PRODUCTS INFRINGE ANY INTELLECTUAL PROPERTY RIGHTS.

(b) Property Damage and Personal Injury. Altus agrees to indemnify and hold harmless PSS and its affiliates from and against any loss, liability, claim, injury or damage (including reasonable attorneys fees) sustained by it as a result of any claim by any third party for property damage, or personal injury or death suffered by a third party to the extent such damage or injury is caused by Altus’ negligence, willful misconduct or breach of this Agreement, or any defect in the design or manufacture of the Product(s).

(c) This indemnity shall survive the termination or expiration of this Agreement.

11.3 Procedure. With respect to any claim for which indemnification is available hereunder, the indemnified party shall (a) provide prompt notice of such claim to the indemnifying party, (b) reasonably cooperate with the indemnifying party with respect to the investigation and defense of the claim and (c) permit the indemnifying party to control the defense and settlement of the claim.

12.0 LIMITATION OF LIABILITY.

NOTWITHSTANDING ANY OTHER TERM IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE FOR ANY LOSS OF USE, REVENUE OR ANTICIPATED PROFITS, OR FOR ANY SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR THE SALE OR USE OF THE PRODUCTS.

13.0 FORCE MAJEURE.

If either party’s performance of any of its obligations is prevented, restricted, or interfered with by reason of fire, or other casualty or accident, strikes or labor disputes, inability to procure raw materials, delays in transportation, power or supplies, war or other violence, including acts of terrorism, any law, order, proclamation, regulation, ordinance, demand or requirement of any government agency, or any other act or condition whatsoever beyond the reasonable control of the parties hereto, the party, upon giving reasonable notice to the other party, shall be excused from such performance to the extent of such prevention, restriction or interference, provided that such party shall use commercially reasonable efforts to avoid or remove such causes of non-performance and shall continue performance hereunder with reasonable dispatch whenever such causes are removed. Notwithstanding the foregoing, if a party’s performance is prevented, restricted or interfered with for more than ninety days due to a force majeure event, then the other party may terminate this Agreement by written notice without any liability.

14.0 TERM AND TERMINATION.

14.1 Term. The initial term of this Agreement shall commence on the Effective Date and continue until December 31, 2005. Following the initial term, this Agreement will be automatically renewed and extended for additional successive one (1) year terms, unless either party gives written notice to the other party of the party’s intention and desire to terminate this Agreement no later than ninety (90) days prior to expiration of the then current term. The initial term together with any renewal terms shall be referred to herein as the “Term”.

14.2 Automatic Termination and Termination Without Cause.

(a) Unless Altus notifies PSS to the contrary in writing, this Agreement will terminate immediately and without notice upon the institution of insolvency, bankruptcy or similar proceedings by or against PSS, any assignment or attempted assignment by PSS for the benefit of its creditors, or any appointment or application for appointment, of a receiver for PSS.

(b) Unless PSS notifies Altus to the contrary in writing, this Agreement will terminate immediately and without notice upon the institution of insolvency, bankruptcy or similar proceedings by or against Altus, any assignment or attempted assignment by Altus for the benefit of its creditors, or any appointment or application for appointment, of a receiver for Altus.

(c) Notwithstanding Section 14.1, either party may terminate this Agreement, without cause, by delivering a written notice to the other party anytime after September 30, 2003, which termination will take effect 90 days following delivery of such written notice. If PSS serves notice of termination, then Altus may appoint other persons to solicit orders for sales of Products to Physicians within the PSS Territory after thirty (30) days following such notice. If Altus serves notice of termination, then Altus may appoint other persons to solicit orders for sales of Products to Physicians within the PSS Territory after ninety (90) days following such notice. In either event, PSS and Altus agree to work cooperatively in this transition period.

14.3 Termination for Cause.

(a) Either party may terminate this Agreement upon written notice to the other party if such other party breaches a material term, condition or representation hereof and fails to cure the same within thirty (30) days after receipt of written notice of such breach.

14.4 Remedies for Breach.

(a) PSS agrees that money damages would not be a sufficient remedy for any breach of Section 9 of this Agreement and that Altus shall be entitled to seek injunctive or other equitable relief as a remedy for any such breach, in addition to any other remedies it may have at law or otherwise.

(b) Altus agrees that money damages would not be a sufficient remedy for any breach of Section 9 of this Agreement and that PSS shall be entitled to seek injunctive or other equitable relief as a remedy for any such breach, in addition to any other remedies it may have at law or otherwise.

14.5 Immediately upon the termination of this Agreement for any reason, PSS will cease soliciting orders for the Products, will stop representing Altus in any manner, and will return to Altus at PSS’ expense all price lists, catalogs, materials, equipment, instruments, products, demo units, samples and all other items that were furnished by or through Altus to PSS hereunder.

15.0 INTELLECTUAL PROPERTY RIGHTS.

15.1 All intellectual property rights relating to Altus, the Products and this Agreement, including all names, trademarks, copyrights, patents, mask works, trade secrets, know-how, technology, computer software and related documentation and source code and other intellectual property rights, are and shall remain the property of Altus and nothing in this Agreement shall be deemed to grant to PSS a license or other right to use Altus’ intellectual property except as expressly set forth herein. Altus hereby grants PSS the right to use its names and trademarks to perform its duties pursuant to the terms of this Agreement and solely in compliance with such rules as Altus may establish from time to time. PSS will not create or distribute any marketing or promotional material relating to Altus or the Products without Altus’ prior written consent.

16.0 GENERAL.

16.1 Entire Agreement. This Agreement constitutes the entire Agreement between the parties concerning the subject matter hereof and supersedes any prior written or verbal agreements or understandings in connection herewith. No amendment, waiver or modification hereto or hereunder shall be valid unless specifically made in writing and signed by an authorized signatory of each of the parties hereto.

16.2 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail or delivered either by hand or by messenger, or sent via fax, addressed to the address set forth at the foot of this Agreement. Any notice or other communication so addressed and mailed by registered or certified mail (in each case, with return receipt requested) shall be deemed to be delivered and given when so mailed. Any notice or other communication so addressed and delivered by hand, by messenger or by fax shall be deemed to be given when actually received by the addressee.

16.3 Choice of Law and Forum

(a) This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York without regard to its conflicts of laws rules or principles.

(b) Neither party shall commence any litigation against the other arising out of this Agreement or its termination except in a court located where the defendant party’s headquarters are located. Each party consents to jurisdiction over it by and exclusive venue in those courts. Altus and PSS may, however, seek injunctive relief as contemplated by the terms of this Agreement or applicable law in any court of competent jurisdiction.

(c) In any action relating to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred therein, in addition to any other appropriate relief.

16.4 Severability. If for any reason any provision of this Agreement shall be deemed by a court of competent jurisdiction to be legally invalid or unenforceable, the validity of the remainder of the Agreement shall not be affected and the offending provision shall be deemed modified to the minimum extent necessary to make it consistent with applicable law, and, in its modified form, the provision shall then be enforceable and enforced.

16.5 Survival. The parties agree that Sections 4.3, 5.5, 5.7, 7, 9-13, 15 and 16 shall survive termination or expiration of this Agreement, together with any other provisions that the parties would reasonably contemplate as remaining in effect after termination or expiration of this Agreement.

16.6 Captions. The section headings and captions of this Agreement are for convenience and reference only and in no way define, limit or describe the scope or intent of this Agreement nor substantively affect it in any way.

16.7 Binding Effect; Assignment. This Agreement shall be binding on and shall inure to the benefit of the parties and their respective representatives, successors and permitted assigns; provided, however, that neither party shall have the right to transfer or assign any rights or obligations under this Agreement (other than transfers or assignments by operation of law) without first obtaining the other party’s written consent.

IN WITNESS WHEREOF, the parties have executed this Agreement to be executed by their duly authorized representatives on the date first above written.

Altus Medical, Inc., a Delaware corporation		PSS WORLD MEDICAL,INC., a Florida corporation

By:	/s/ Ron Santilli	By:	/s/ John Sasen

Printed:	Ron Santilli		John Sasen Chief Marketing Officer

Its:	VP and CFO		(“PSS”)

(“Altus”)

Address for Notices:	Address for Notices:
Altus Medial, Inc. 821 Cowan Road Burlingame, CA 94010 Attn: President Telephone: (650) 552-9700 Telecopier: (650) 552-9787	John Sasen Chief Marketing Officer PSS World Medical, Inc. 4345 Southpoint Blvd. Jacksonville, Florida 32216 Telephone: (904) 332-3345 Telecopier: (904) 332-3205

With a copy to:	With a copy to:

Altus Medial, Inc. 821 Cowan Road Burlingame, CA 94010 Attn: General Counsel Telephone: (650) 552-9700 Telecopier: (309) 218-0641	Charles E. Commander III, Esq. Foley & Lardner 200 Laura Street Jacksonville, Florida 32202 Telephone: (904) 359-2000 Telecopier: (904) 359-8700

EXHIBIT A

Commission Schedule

Subject to the terms of this Agreement, the following commission schedule will apply to all sales of Products PSS solicits from Physicians in the PSS Territory (“Sales”) and that are shipped between the Effective Date and December 31, 2003, inclusive (“First Year”). The commission schedule for any subsequent period will be negotiated by the parties in good faith at least two months before the start of such subsequent period.

- CoolGlide CV: PSS’s commission rate is [****] of the Net Selling Price

- Excel:

For that portion of total units sold in the First Year that are between:	PSS’ commission rate will be the following percentage of the corresponding Net Selling Price:
0 – 25	[****]
26 – 50	[****]
51 – ¥	[****]

- Vantage:

For that portion of total units sold in the First Year that are between:	PSS’ commission rate will be the following percentage of the corresponding Net Selling Price:
0 – 25	[****]
26 – 50	[****]
51 – ¥	[****]

Also, if a customer, who has purchased a Product for which PSS earned a commission hereunder, purchases an upgrade from Altus of that Product under circumstances which, if that upgrade were a Product, then PSS would have earned a commission hereunder, then PSS will earn a commission on the sale of that Product upgrade in the amounts of [****] of that Product upgrade’s Net Selling Price.

**** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

AMENDMENT NO. 1 TO SALES AGENT AGREEMENT

This Amendment No. 1 To Sales Agent Agreement (“Amendment No. 1”) is made this 17th day of March, 2003, between Altus Medical, Inc. (“Altus”) and PSS World Medical, Inc. (“PSS”).

WHEREAS, Altus and PSS entered into that February 14, 2003 Sales Agent Agreement (“Agreement”), and are hereby amending the Agreement as follows:

1.	The first sentence of Section 1.4 is amended and replaced with the following:

“Products means Altus’ CoolGlide CV-, CoolGlide Excel-, CoolGlide Vantage-, CoolGlide Genesis-, CoolGlide Xeo- and CoolGlide Genesis Plus laser systems; provided, that neither Altus’ CoolGlide Xeo-, nor its CoolGlide Genesis Plus laser system, will be deemed a “Product” until after Altus has received all necessary government approval to sell such laser system in the Territory.”

2.	Exhibit A is amended and replaced with the following:

“Commission Schedule

Subject to the terms of this Agreement, the following commission schedule will apply to all sales of Products PSS solicits from Physicians in the PSS Territory (“Sales”) and that are shipped between the Effective Date and December 31, 2003, inclusive. The commission schedule for any subsequent period will be negotiated by the parties in good faith at least two months before the start of such subsequent period.

-	CoolGlide CV: PSS’s commission rate is [****] of the Net Selling Price

-	CoolGlide Excel, CoolGlide Vantage, CoolGlide Genesis, CoolGlide Xeo and CoolGlide Genesis Plus: PSS’s commission rate is [****] per unit Sale.

Also, if a customer, who has purchased a Product for which PSS earned a commission hereunder, purchases an upgrade from Altus of that Product under circumstances which, if that upgrade were a Product, then PSS would have earned a commission hereunder, then PSS will earn a commission on the sale of that Product upgrade in the amounts of [****] of that Product upgrade’s Net Selling Price.”

The capitalized terms that are used, but not defined, in this Amendment shall have the same definitions provided in the Agreement. Except as expressly stated in this Amendment, the Agreement shall remain unmodified and in full force and effect.

Altus Medical, Inc.		PSS WORLD MEDICAL, INC.

By:	/s/ Kevin Connors	By:	/s/ John F. Sasen, Sr.

Printed:	Kevin Connors	Printed:	John F. Sasen, Sr.

Its:	CEO	Its:	Executive Vice President

****    Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

AMENDMENT NO. 2 TO SALES AGENT AGREEMENT

This Amendment No. 2 To Sales Agent Agreement (“Amendment”) is made this 6th day of November 2003, between Altus Medical, Inc. (“Altus”) and PSS World Medical, Inc. (“PSS”).

WHEREAS, Altus and PSS entered into that February 14, 2003 Sales Agent Agreement and that March 17, 2003 Amendment No. 1 To Sales Agent Agreement (collectively, “Agreement”), and are hereby amending the Agreement as follows:

1. Recital C. is hereby deleted and replaced with the following:

“C. The parties desire that PSS act as a distributor for certain of Altus’ products pursuant to the terms and conditions herein.”

2. Sections 1.2, 3.4 and 5.4 are hereby deleted. Also deleted is the second sentence of Section 4.1, and the second, third and fourth sentences of Section 14.2.(c).

3. Section 1.4 is hereby deleted and replaced with the following:

“1.4 Products means Altus’ CoolGlide CV-, CoolGlide Excel-, CoolGlide Vantage-, CoolGlide Genesis-, CoolGlide Xeo- and CoolGlide Genesis Plus systems. Notwithstanding any other term in this Agreement, Altus may from time to time discontinue the manufacture and/or sale of any or all Products, and/or change its service policies, warranties and product designs without any obligation or liability to PSS. Products will be newly manufactured but may contain used components. Any software and/or firmware included with the Products are licensed (and not sold) to PSS. Altus grants to PSS a nonexclusive license (transferable only to PSS’ customers) to use such software and/or firmware in connection with the use of the Products. PSS may not modify, decompile or reverse engineer any such software or firmware. No other license, by implication or otherwise, is granted to PSS.”

4. Section 2.1 is hereby deleted and replaced with the following:

“2.1 Appointment. Subject to the terms and conditions of this Agreement, Altus hereby appoints PSS as its exclusive third party distributor of the Products to licensed physicians (“Physicians”) in the Territory, and PSS accepts such appointment. Altus agrees to sell Products to PSS, and PSS agrees to purchase the same from Altus only for resale to Physicians for delivery and use within the Territory, under the terms and conditions herein. The ‘exclusivity’ of this appointment means that Altus will not appoint any other third-party distributors to resell Products to Physicians for delivery and use within the Territory. (For purposes of the foregoing sentence, an entity that is a beauty- or spa chain or franchise or otherwise an entity that may purchase multiple units of Products foritself and its affiliates will not be deemed to be a ‘distributor.’) Notwithstanding any other term in this Agreement, Altus reserves the right, without any compensation owing to PSS, to market and sell the Products in the Territory through its employees and third-party leasing companies.”

5. Section 2.4 is hereby deleted and replaced with the following:

“2.4 Orders.

a. PSS will submit purchase orders for the Products from time to time, and each order will be subject to Altus’ acceptance. Each order will specify the types and quantities of requested Products, and the proposed delivery dates and destination points. No other terms or conditions on any PSS order shall be binding on Altus unless expressly accepted in writing by Altus. The terms and conditions of this Agreement shall be incorporated into each PSS order. In the event of any conflicts, differences or inconsistencies between the terms and conditions of this Agreement and those of any PSS order, the terms and conditions of this Agreement shall govern. PSS will provide Altus with the contact information of each entity that purchases Products from PSS.

b. PSS will provide Altus monthly with written forecasts, containing non-binding projections of the types and quantities of Products PSS expects to purchase during a rolling six-month period from the date of that Forecast, broken down by months.

c. Title and risk of loss and damage will pass to PSS at Altus’ factory. Products are deemed accepted upon shipment. Delivery dates are approximate only. Products may be drop shipped to PSS’ customers. PSS may, without any liability to Altus, cancel an order in whole or in part anytime before original scheduled shipment date; provided, that written notice of cancellation must be received by Altus prior to such date.

d. Products may be returned only under warranty and only after PSS has obtained a Return Material Authorization (RMA) number from Altus. Returned Products must be shipped to Altus’ factory with freight and insurance prepaid by Altus.”

6. Section 3.3 is hereby deleted and replaced with the following:

“3.3.a. If the Prospect is an Altus Prospect, then PSS will not sell, or attempt to sell, any Products to that Prospect for one hundred twenty days from the date that Altus notified PSS that that is an Altus Prospect. Notwithstanding the foregoing, but subject to the provisions of Section 2.2, nothing herein shall prohibit PSS from calling, communicating with, marketing to or selling non-Altus Products to Altus Prospects.

3.3.b. If the Prospect is not an Altus Prospect, than Altus will not sell, or attempt to sell, any Products to that Prospect for one hundred twenty days from the date that PSS first identified it to Altus as a Prospect.”

7. The third sentence of Section 5.2 is hereby deleted and replaced with the following:

“Altus shall provide demonstrations of the Product to Prospects as needed, and will provide all installation work for Products. Altus agrees to provide sales and promotional support and after-sale service support to all Prospects and PSS customers with the same diligence, quality and timeliness as Altus provides to its Prospects and customers.”

8. Section 5.3 is hereby deleted and replaced with the following:

“By December 1, 2003, the parties will negotiate in good faith and sign a marketing agreement. Under the terms of that agreement: (i) Altus will provide sales literature, marketing material and competitive information (“Marketing Materials”), in such reasonable quantities as may hereafter be agreed in writing by the parties, for use by PSS in connection with its marketing and distribution efforts hereunder; and, (ii) PSS will allow Altus, at costs to be mutually agreed to by the parties, to participate in PSS’ sales and marketing events, including product fairs, workshops and sales meetings, and to list Altus’ Products in PSS’ catalogs.”

8a. Section 5.5 is hereby deleted and replaced with the following:

“5.5 Altus shall maintain product liability and commercial general liability insurance policies with coverage in at least the amount of two million dollars ($2,000,000). Altus shall provide proof of such insurance upon the request of PSS.”

8b. The following is added as Sections 6.3 and 6.4:

“6.3 Altus shall comply with all laws, regulations and orders relating to its performance under this Agreement, including without limitation all anti-fraud and anti-kickback laws, regulations and orders.

6.4 Altus shall not, directly or indirectly, pay any compensation, amounts, benefits or other consideration to any PSS employee, or any family member of a PSS employee, (other than customary gifts valued under $100 in the course of one year, and business meals in the ordinary course) without the express written consent of PSS. This section shall survive termination or expiration of this Agreement for any reason.”

9. Section 7.1 is hereby deleted and replaced with the following:

“7.1 Product Warranty. Products sold pursuant to this Agreement will come with Altus’ then-current product warranty, which will be solely for benefit of, and assignable to, PSS’ customers. Altus’ current product warranty is attached hereto as Exhibit B; provided, that Altus may from time to time modify this warranty without any obligation or liability to PSS.”

10. Section 8 is hereby deleted and replaced with the following:

“8.0 Price and Payment.

8.1. Price. The purchase prices to PSS for the Products will be as set forth in Exhibit A, attached hereto. The difference between the Purchase Price and PSS’ selling price (which shall be determined in PSS’ sole discretion) shall be PSS’ sole compensation for sales of the Products. Freight and insurance will be prepaid by Altus and is included in the purchase price. Prices exclude taxes, which are PSS’ responsibility (excluding only taxes based on Altus’ net income). Wherever applicable, all such taxes may be added to the invoice or invoiced separately.

8.2. Payment. Payment terms are fifty (50) days from the date of Altus’ invoice. Delinquent invoices shall have a late payment charge of the lesser of eighteen percent per year or the maximum legal rate assessed against any unpaid balance from the original due date until the date of payment. (Any payments owing by Altus to PSS hereunder will be due fifty (50) days from the date of PSS’ invoice, and will be subject to the foregoing late-payment charge.) Altus may withhold shipments if PSS is delinquent in making payments or in breach of this Agreement. Until the full purchase price has been received by Altus, Altus shall retain a security interest in the Products (and any proceeds thereof) and the right to immediate possession thereof (without prejudice to any other available remedies). PSS shall, from time to time, take all acts requested by Altus to transfer, create, perfect, preserve and/or enforce this security interest.”

11. Section 14.2.(c) is hereby deleted and replaced with the following:

“Notwithstanding Section 14.1, either party may terminate this Agreement, without cause, by delivering a written notice to the other party, which termination will take effect 180 days following delivery of such written notice. After 90 days following delivery of such notice, PSS’ appointment will convert to ‘nonexclusive,’ meaning that Altus may, without any compensation owing to PSS, appoint third parties to market, sell and distribute the Products to Physicians in the Territory. PSS and Altus agree to work cooperatively in this transition period.”

11a. Section 14.5 is hereby deleted and replaced with the following:

“14.5 Immediately upon the termination of this Agreement, PSS will discontinue holding itself out as an authorized Altus distributor, and will return to Altus at PSS’ expense, or destroy, all price lists, catalogs, Marketing Materials and all other sales aids that were furnished by or through Altus to PSS hereunder.”

12. A new Section 17 is hereby added to the Agreement as follows:

“17. PSS’ Agreements With Its Customers. All sales and other agreements between PSS and its customers are PSS’ exclusively, and shall have no effect on the respective obligations of Altus and PSS under this Agreement.”

13. Exhibit A is hereby deleted and replaced with the following:

“Product Pricing

For Products sold to PSS from the date of this Amendment until March 31, 2004, the unit pricing will be as set forth below. The pricing for Products sold after March 31, 2004 will be negotiated by the parties in good faith at least two months before that date. All Product pricing information will be deemed Altus’ Confidential Information.

Product		Unit Price
CoolGlide CV	$	[****	]
CoolGlide Genesis	$	[****	]
CoolGlide Excel	$	[****	]
CoolGlide Genesis Plus	$	[****	]
CoolGlide Vantage	$	[****	]
CoolGlide Xeo	$	[****	]
“

14. The parties agree to discuss in good faith the possible opportunity of PSS distributing Altus’ product upgrades to Physicians in the Territory.

//

//

****    Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

The capitalized terms that are used, but not defined, in this Amendment shall have the same definitions provided in the Agreement. Except as expressly stated in this Amendment, the Agreement shall remain unmodified and in full force and effect.

Altus Medical, Inc.		PSS World Medical, Inc.

By:	/s/ Kevin P. Connors	By:	/s/ Gary A. Corless

Printed:	Kevin P. Connors	Printed:	Gary A. Corless

Its:	CEO	Its:	President

Exhibit B

Altus’ Product Warranty (as of the date of this Amendment)

Altus warrants solely to the end-user customer for one year from initial shipment of a Product that such Product will be free from defects in workmanship and materials. This warranty is subject to proper use, operation and maintenance of the Product in accordance with the operator manual, and shall not apply if the Product has been damaged after delivery, or misused, altered, disassembled or serviced by any person other than Altus. Altus’ sole obligation under this warranty shall be, at Altus’ option, to repair or replace any Product defect that was present when the Product was first shipped, or to refund the applicable purchase price upon the return of the Product to Altus. Repaired or replacement Products or components thereof will be warranted as provided in this subsection for either the remainder of the original Product’s original warranty period or thirty days from when the defective Product or component was repaired or the replacement Product or component was first shipped, whichever is longer. Product upgrades and components purchased separately (including the Cool Glide Xeo hand piece) will be warranted as provided in this section for either the remainder of the related Product’s original warranty period or ninety days from initial shipment, whichever is longer. Software and firmware licensed herein will be warranted as provided in this subsection for ninety days from initial shipment. Altus makes no warranties with respect to a Product’s removable hand piece window. THE FOREGOING PRODUCT WARRANTIES AND REMEDIES ARE EXCLUSIVE AND IN LIEU OF ALL OTHERS. EXCEPT AS SO STATED, ALTUS DISCLAIMS ALL PRODUCT WARRANTIES, EXPRESS AND IMPLIED, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.